Execution Version

BIODRAIN MEDICAL, INC. 2012 sTOCK INCENTIVE Plan

STOCK OPTION AWARD GRANT

This Stock Option Award Grant (the “Agreement”), dated as of March 14, 2013 (the “Date of Grant”), is delivered by BioDrain Medical, Inc., a Minnesota corporation (the “Company”), to Josh Kornberg (the “Grantee”).

RECITALS

WHEREAS, the BioDrain Medical, Inc. 2012 Stock Incentive Plan (the “Plan”) provides for the grant of stock options in accordance with the terms and conditions of the Plan;

WHEREAS, the Company and the Grantee entered into an Employment Agreement, dated August 13, 2012 and effective as of April 24, 2012 (as amended from time to time), whereby the Grantee shall serve as the Chief Executive Officer and President of the Company (the “Employment Agreement”);

WHEREAS, the Board has determined to provide the Grantee with an option (the “Option”) to purchase shares of common stock of the Company (the “Shares”) under the Plan and in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in consideration of the Grantee’s employment with the Company from April 24, 2012 to December 31, 2012, the Company shall grant to the Grantee a number of stock options with an aggregate grant date fair market value equal to $360,000; and

WHEREAS, the Board has determined that the Option granted to the Grantee shall entitle him to purchase a number of Shares equal to (i) $360,000; divided by (ii) the per share Fair Market Value (as defined in the Plan) on the Date of Grant; multiplied by (iii) 3.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

AGREEMENT

1.	Grant of Option.

The Company grants to the Grantee the right to purchase, in the aggregate, 14,400,000 Shares at the exercise price of $0.075 per Share (the “Exercise Price”), which is the last sale price of a share of common stock of the Company on the day preceding the Date of Grant. The Option is not intended to be treated, and will not be treated, as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The granting of the Option shall impose no obligation on the Grantee to exercise such Option.

2.	Vesting.

The Option shall be fully vested on the Date of Grant.

3.	Exercise of Option.

Except as provided in the Plan or in this Agreement, and unless the Board establishes otherwise, the Grantee is entitled to purchase, in whole or in part, not more than the total number of Shares stated above.

The Option may not be exercised for fractional Shares.

4.	Term of Option.

The Option shall have a term of ten years (the “Option Term”) from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement. Unless a later termination date is provided for by the Board, the vested and unexercised portion of the Option shall automatically terminate upon the happening of the first of the following events: (i) the expiration of the 90-day period after the Grantee ceases to be employed by, or provide service to the Company for any reason other than Disability (as defined in the Employment Agreement), death or termination for Cause (as defined in the Plan); (ii) the expiration of the one year period after the Grantee ceases to be employed by, or provide service to the Company because the Grantee is Disabled or dies; or (iii) the date on which the Grantee ceases to be employed by, or provide services to the Company on account of the Grantee’s termination for Cause by the Company.

Notwithstanding the foregoing, in no event shall an Option remain exercisable following the expiration of the Option Term. Nothing contained herein shall limit Company’s rights to terminate the employment or engagement of Grantee at any time for any reason.

5.	Method of Exercising Option.

A Grantee may exercise an Option, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price. The Grantee shall pay the Exercise Price for an Option as specified by the Board (i) in cash, uncertified or certified check or bank draft; (ii) by delivering Shares owned by the Grantee (including Shares acquired in connection with the exercise of an Option) and having a fair market value on the date of exercise equal to the Exercise Price or by attestation (on a form prescribed by the Board) to ownership of Shares having a fair market value on the date of exercise equal to the Exercise Price; or (iii) by such other method as the Board may approve. The Board may authorize loans by the Company to the Grantee in connection with the exercise of an Option, upon such terms and conditions as the Board, in its sole discretion, deems appropriate. Shares used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due at the time of exercise.

6.	Transferability of Options.

This Option, and the rights and privileges conferred by it, is personal to the Grantee and may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and during the Grantee’s lifetime shall be exercisable only by the Grantee. The Grantee may transfer this Option, and the rights and privileges conferred by it, upon the Grantee’s death, either by will or under the laws of descent and distribution, or by beneficiary designation made in such form and subject to such limitation as may from time to time be acceptable to the Board and delivered to and accepted by the Board. All such persons shall be subject to all of the terms and conditions of this Agreement to the same extent as would the Grantee if still alive.

7.	Adjustments.

If there is any change in the number or kind of Shares outstanding (i) by reason of a spinoff, split of Shares, reclassification, combination or exchange of Shares or similar event; (ii) by reason of a merger, reorganization or consolidation; (iii) by reason of any other extraordinary or unusual event affecting the outstanding Shares as a class without the Company’s receipt of consideration; or (iv) by reason of a change in the structure of the Company, or if the value of outstanding Shares are substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary distribution, the maximum number of Shares covered by the outstanding Option, the kind of Shares issued under the Plan, and the price per Shares of such Option may be appropriately adjusted by the Board to reflect any increase or decrease in the number of, or change in the kind or value of, issued Shares to preclude, to the extent practicable, the enlargement of dilution of rights and benefits under such Option; provided, however, that any fractional Shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Board shall be final, binding and conclusive

8.	Notices.

Any notice to be given to the Company under the terms of this Agreement shall be addressed to the attention of the Board, at its principal place of business, and any notice to be given to the Grantee may be sent to the Grantee’s address as it appears in the payroll records of the Company, or at such other addresses as either party may designate in writing to the other.

10.	Change in Control.

The provisions of the Plan applicable to a Change of Control (as defined in the Employment Agreement) shall apply to the Option, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan. Notwithstanding the foregoing, the Option shall immediately and fully vest and become exercisable upon a Change of Control.

11.	Shareholder Approval.

If the Shares covered by this Agreement exceed, as of the Date of Grant, the number of shares of common stock which may be issued under the Plan as last approved by the shareholders of the Company, then this Option shall be void with respect to such excess shares, unless shareholder approval of an amendment sufficiently increasing the number of shares of common stock issuable under the Plan is obtained in accordance with the provisions of the Plan on or before June 30, 2013. For purposes of determining the number of excess shares in accordance with this paragraph, this Option shall be deemed to have been granted to Grantee prior to any restricted stock award granted to Grantee under the Plan on the Date of Grant.

12.	Miscellaneous.

(a)          No Right to Employment. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time. The right of the Company to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

(b)          Option Subject to Plan. Except as otherwise provided herein, this grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes; (ii) the registration, qualification or listing of the shares; (iii) changes in capitalization of the Company; and (iv) other requirements of applicable law. The Board shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive and binding upon all parties as to any questions arising hereunder. In the event of any inconsistency or conflict between the Plan and this Agreement, the terms, conditions and provisions of this Agreement shall govern and control.

(c)          Withholding. The Grantee shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any Federal, state, local or other taxes that the Company is required to withhold with respect to the grant, vesting or exercise of the Option.

(d)          Board Authority. By entering into this Agreement the Grantee agrees and acknowledges that all decisions and determinations of the Board shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming and interest in the Option.

(e)          Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Agreement or the award of an Option under any applicable law, such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of the Option hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award shall remain in full force and effect)

(f)          Assignment by the Company. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

(g)          Notices. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Financial Officer at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

(h)          Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to the conflict of laws provisions thereof

(i)          Interpretation. The Grantee accepts the Option subject to all the terms and provisions of this Agreement and the terms and conditions of the Plan.

(j)          Headings. Headings are given to the paragraphs and subparagraphs of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.

(k)          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Facsimile or other electronic transmission of any signed original document or retransmission of any signed facsimile or other electronic transmission will be deemed the same as delivery of an original.

(l)          Complete Agreement. Except as otherwise provided for herein, this Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.

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Execution Version

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the grant date shown above.

BIODRAIN MEDICAL, INC.

By:

Its:	Chief Financial Officer

GRANTEE

Josh Kornberg